Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Range Resources Corporation dated June 21, 2006 for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 21, 2006, with respect to the consolidated financial statements of Range Resources Corporation, Range Resources Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Range Resources Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission
Ernst & Young LLP

Fort Worth, Texas
June 21, 2006